UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 30, 2009
COMPELLENT TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-33685	37-1434895
(Commission File Number)	(IRS Employer Identification No.)
7625 Smetana Lane
Eden Prairie, MN 55344
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (952) 294-3300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Resignation of Director
     Effective as of July 30, 2009, Neel Sarkar resigned from our Board of Directors (the “Board”) and each of the Audit Committee of the Board (the “Audit Committee”) and the Nominating and Corporate Governance Committee of the Board (the “Corporate Governance Committee”). Mr. Sarkar is departing for personal reasons after having served on the Board since April 2005.
Appointment of New Director
     On July 30, 2009, the Board appointed Sherman L. Black to serve as a director and as a member of both the Audit Committee and the Corporate Governance Committee, in each case, effective upon the resignation of Mr. Sarkar. In addition, effective upon the resignation of Mr. Sarkar, R. David Spreng was appointed Chairman of the Corporate Governance Committee to fill the Chairmanship vacancy on this committee created by Mr. Sarkar’s resignation.
     Mr. Black, age 45, has served as President and Chief Operating Officer of Rimage Corporation, a recordable media publishing company, since April 2009. From September 2008 to February 2009, Mr. Black was Senior Vice President, Marketing and Strategy Core Products, of Seagate Technology, a disk drive and storage solutions manufacturing company. From November 2005 until August 2008, Mr. Black served as General Manager and Senior Vice President, Enterprise Storage, of Seagate Technology. Prior to November 2005, Mr. Black served in a variety of positions at Seagate Technology including Vice President of Global OEM Sales, Vice President of Business Development and Vice President of Enterprise Product Line Management. Mr. Black holds a B.S. in Electrical Engineering from the University of Arkansas and an M.B.A. from the University of Oklahoma.
     In connection with his appointment to the Board, Mr. Black will receive compensation consistent with our compensation arrangements for non-employee directors, including cash compensation in the amount of $20,500 per year plus $6,000 per year as a member of the Audit Committee and $1,500 per year as a member of the Corporate Governance Committee, in each case, payable on a quarterly basis. We also granted Mr. Black an option to purchase 31,362 shares of our common stock under our 2007 Equity Incentive Plan at an exercise price equal to $16.48, the closing price of our common stock as reported by the New York Stock Exchange on July 30, 2009. The shares subject to this stock option will vest 1/36th per month over a three year period, contingent upon Mr. Black’s continued service. If Mr. Black is required to resign his position as a condition of a change-in-control transaction or is removed as a director in connection with a change-in-control transaction, the unvested portion of his stock option shall vest in full. In the event of certain significant corporate transactions, if the surviving or acquiring entity or its parent elects not to assume, continue or substitute such stock options, then the stock option shall accelerate in full prior to the effective time of such corporate transaction and the stock option shall terminate if not exercised at or prior to the effective time of the corporate transaction.
     We also intend to enter into our standard form of indemnification agreement with Mr. Black. The form of indemnification agreement is filed as Exhibit 10.2 to our Registration Statement on Form S-1, as amended, initially filed with the Securities and Exchange Commission on July 2, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Compellent Technologies, Inc.
Date: August 3, 2009	By:	/s/ John R. Judd
John R. Judd
Chief Financial Officer